As filed with the Securities and Exchange Commission on June 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0475989
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15326 Alton Parkway

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

STANDARD PACIFIC CORP.

2008 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Clay A. Halvorsen, Esq.

Executive Vice President, General Counsel and Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

(Name and Address of Agent for Service)

(949) 789-1600

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Common Stock, par value $0.01 per share:
Previously Registered Shares (1)	1,606,642	$3.15	$5,060,922	$199
Shares not previously registered	1,275,000	$3.15	$4,016,250	$158
Total	2,881,642	$3.15	$9,077,172	$357

(1)	The Previously Registered Shares are shares of Standard Pacific Corp.’s common stock that were previously registered under the Standard Pacific Corp. 2000 Stock Incentive Plan, Standard Pacific Corp. 2001 Non-Executive Officer Stock Incentive Plan and Standard Pacific Corp. 2005 Stock Incentive Plan (the “Prior Plans”). Pursuant to the Standard Pacific Corp. 2008 Equity Incentive Plan (the “Plan”), any shares that were authorized for issuance under the Prior Plans that, as of March 21, 2008, remain available for issuance under the Prior Plans are available for issuance under the Plan. Also available for issuance under the Plan, but not registered on this Registration Statement on Form S-8, are any shares subject to outstanding awards under the Prior Plans as of March 21, 2008 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) (the “Outstanding Awards Shares”). The Previously Registered Shares were previously registered by the Registrant under Registration Statements on Form S-8 filed on June 19, 2001 (File No. 333-63326), June 17, 2002 (File No. 333-90598) and May 27, 2005 (File No. 333-125310).

(2)	Each share of Standard Pacific Corp.’s common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock pursuant to the Amended and Restated Rights Agreement between Standard Pacific Corp. and Mellon Investor Services LLC, as Rights Agent. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers, in addition to the number of shares of Standard Pacific’s common stock stated above, such indeterminable number of additional shares as may be issued pursuant to antidilution provisions set forth in the Standard Pacific Corp. 2008 Equity Incentive Plan.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and the low price of Standard Pacific’s common stock as reported on June 10, 2008 on the New York Stock Exchange.

(4)	Standard Pacific Corp. previously paid a registration fee of $107,829 with respect to securities that were previously registered pursuant to Standard Pacific Corp.’s prior registration statement on Form S-3 (File No. 333-13724), filed on March 18, 2004, of which $36,394 has not been used thereunder. In accordance with Rule 457(p), $357 of the unused amount of the registration fee paid with respect to the prior registration statement will be applied to pay the registration fee payable with respect to the securities registered under this registration statement.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Standard Pacific Corp., a Delaware corporation (the “Company”), to register (i) 1,275,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) 1,606,642 shares of Common Stock that were authorized for issuance under the Company’s 2000 Stock Incentive Plan, 2001 Non-Executive Officer Stock Incentive Plan and 2005 Stock Incentive Plan (the “Prior Plans”) that, as of March 21, 2008, remained available for issuance under the Prior Plans, in each case issuable under the Company’s 2008 Equity Incentive Plan (the “Plan”). Also available for issuance under the Plan, but not registered on this Registration Statement on Form S-8, are any shares subject to outstanding awards under the Prior Plans as of March 21, 2008 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 28, 2008;

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on May 12, 2008;

(3) The Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2008 (reporting under Items 5.02 and 9.01), February 5, 2008 (with respect to Item 1.01 only), March 7, 2008, March 24, 2008, March 26, 2008, May 13, 2008, May 19, 2008 and May 27, 2008;

(4) The description of the Company’s common stock contained in its Registration Statement on Form 8-B (File No. 1-10959), filed with the Commission on December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

(5) The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A (File No. 1-10959), filed with the Commission on December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement, and to be part hereof from the date of the filing of such reports and documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Legal matters in connection with the issuance of the securities registered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP. Robert K. Montgomery, an attorney with Gibson, Dunn & Crutcher LLP, and members of his family, in the aggregate, hold approximately 60,000 shares of common stock of the Company and $300,000 of notes of the Company on the date of this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that this person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Further subsections of Delaware General Corporation Law Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

(2) any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(3) expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate;

(4) the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and

(5) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the Delaware General Corporation Law, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or (or the estate of any person) proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise.

The Company’s Certificate of Incorporation relieves its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe the person’s conduct was unlawful.

The Company’s Certificate of Incorporation, as amended, and bylaws provide that the Company shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, by reason of the fact that such person is or was a director of officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

The Company has entered into indemnification agreements with its officers and directors.

The Company currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant as amended on December 12, 2007, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2008.

4.2	Amendment to Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of Standard Pacific Corp.’s Annual Report on Form 10-K for the year ended December 31, 2007.

4.3	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Standard Pacific Corp., incorporated by reference to Exhibit 3.2 of Standard Pacific Corp.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

4.4	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

4.5	Form of Specimen Stock Certificate, incorporated by reference to Exhibit 28.3 of the Registrant’s Registration Statement on Form S-4 (file no. 33-42293), as filed with the Securities and Exchange Commission on August 16, 1991.

4.6	Amended and Restated Rights Agreement, dated as of July 24, 2003, between the Registrant and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4.7	2008 Equity Incentive Plan of Standard Pacific Corp., incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2008.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on June 11, 2008.

STANDARD PACIFIC CORP.
a Delaware corporation

By:	/s/ Jeffrey V. Peterson
Jeffrey V. Peterson
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jeffrey V. Peterson, Andrew H. Parnes and Clay A. Halvorsen, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey V. Peterson Jeffrey V. Peterson	Chairman of the Board, Chief Executive Officer and President	June 11, 2008

/s/ Andrew H. Parnes Andrew H. Parnes	Executive Vice President—Finance, Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2008

/s/ Bruce A. Choate Bruce A. Choate	Director	June 11, 2008

/s/ James L. Doti James L. Doti	Director	June 10, 2008

/s/ Ronald R. Foell Ronald R. Foell	Director	June 11, 2008

/s/ Douglas C. Jacobs Douglas C. Jacobs	Director	June 11, 2008

/s/ Larry D. McNabb Larry D. McNabb	Director	June 11, 2008

/s/ J. Wayne Merck J. Wayne Merck	Director	June 11, 2008

/s/ F. Patt Schiewtz F. Patt Schiewtz	Director	June 10, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant as amended on December 12, 2007, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2008.

4.2	Amendment to Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of Standard Pacific Corp.’s Annual Report on Form 10-K for the year ended December 31, 2007.

4.3	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Standard Pacific Corp., incorporated by reference to Exhibit 3.2 of Standard Pacific Corp.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

4.4	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

4.5	Form of Specimen Stock Certificate, incorporated by reference to Exhibit 28.3 of the Registrant’s Registration Statement on Form S-4 (file no. 33-42293), as filed with the Securities and Exchange Commission on August 16, 1991.

4.6	Amended and Restated Rights Agreement, dated as of July 24, 2003, between the Registrant and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4.7	2008 Equity Incentive Plan of Standard Pacific Corp., incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2008.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).